Exhibit 13
                           Letter of Investment Intent




                         SIT INVESTMENT ASSOCIATES, INC.

                           LETTER OF INVESTMENT INTENT

                                   Purchase of
                             Sit Mutual Funds, Inc.
                             Series F Common Shares
                            Sit Regional Growth Fund

Sit Investment Associates, Inc. ("SIA") intends to purchase approximately ten
(10) Series F Common Shares of Sit Mutual Funds, Inc. for $10 per share on or before _______________. SIA will hold said shares for investment purposes.


                                    SIT INVESTMENT ASSOCIATES, INC.

                                    By:  _______________________________________

                                    Its  _______________________________________


                                    DATED: September ___, 1997